SHARE EXCHANGE AGREEMENT

THIS AGREEMENT is made effective as of the 3rd day of February, 2006

AMONG:

INTEGRATED BRAND SOLUTIONS INC., of Suite 305-1338 W. Broadway, Vancouver, British Columbia V6H 1H2

(“IBS”)

AND:

UPSTREAM BIOSCIENCES INC., a CBCA company with a registered office at 806-699 Cardero Street, Vancouver, British Columbia V6E 2E9

(“Upstream”)

AND:

THE UNDERSIGNED SHAREHOLDERS OF UPSTREAM AS LISTED ON SCHEDULE 1 ATTACHED HERETO

(the “Selling Shareholders”)

AND:

STEVE BAJIC, a business person of Suite 806-699 Cardero Street, Vancouver, British Columbia, Canada, V6G 3H7

WHEREAS:

A.                     The Selling Shareholders are the registered and beneficial owners of all 6,000,000 issued and outstanding common shares in the capital of Upstream;

B.                     IBS has agreed to issue 18,000,000 common shares in the capital of IBS to the Selling Shareholders as consideration for the purchase of all of the issued and outstanding common shares of Upstream held by the Selling Shareholders; and

C.                     Upon the terms and subject to the conditions set forth in this Agreement, the Selling Shareholders have agreed to sell all of the issued and outstanding common shares of Upstream held by the Selling Shareholders to IBS in exchange for common shares of IBS.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree each with the other as follows:

1.	DEFINITIONS

1.1                         Definitions. The following terms have the following meanings, unless the context indicates otherwise:

(a)           “Agreement” shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement;

(b)           “Closing” shall mean the completion of the Transaction, in accordance with Section 7 hereof, at which time the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(c)           “Closing Date” shall mean a date mutually agreed upon by the parties hereto in writing and in accordance with Section 7 following the satisfaction or waiver by IBS and Upstream of the conditions precedent set out in Sections 5.1 and 5.2 respectively; but in no event will the Closing Date be later than February 21, 2006, without the written consent of all parties hereto;

(d)           “Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(e)           “Convertible Debenture” shall mean the convertible debenture attached as Schedule 14 to this Agreement;

(f)            “Conversion Shares” shall mean any common shares of IBS converted under the Convertible Debenture;

(g)           “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended;

(h)           “GAAP” shall mean United States generally accepted accounting principles applied in a manner consistent with prior periods;

(i)            “IBS Shares” shall mean those 18,000,000 fully paid and non-assessable common shares of IBS to be issued at a deemed price of $0.001 per share to the Selling Shareholders by IBS on the Closing Date;

(j)	“SEC” shall mean the United States Securities and Exchange Commission;

(k)           “Shareholder Loan” shall mean the payable on demand loan owed by IBS to Steve Bajic;

(l)            “Taxes” shall include international, federal, state, provincial and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments;

(m)          “Transaction” shall mean the purchase of the Upstream Shares by IBS from the Selling Shareholders in consideration for the issuance of the IBS Shares; and

(n)           “Upstream Shares” shall mean the 6,000,000 common shares of Upstream held by the Selling Shareholders, being all of the issued and outstanding common shares of Upstream beneficially held, either directly or indirectly, by the Selling Shareholders.

1.2                         Schedules. The following schedules are attached to and form part of this Agreement:

Schedule 1	-	List of Selling Shareholders
Schedule 2	-	Certificate of Canadian or Non-U.S. Selling Shareholder
Schedule 3	-	Directors and Officers of Upstream
Schedule 4	-	Directors and Officers of IBS
Schedule 5	-	Upstream Leases, Subleases, Claims, Capital Expenditures, Taxes and Other Property Interests
Schedule 6	-	Upstream Intellectual Property
Schedule 7	-	Upstream Material Contracts
Schedule 8	-	Upstream list of Employees and Consultants
Schedule 9	-	Joel Lloyd Bellenson Employment Contract
Schedule 10	-	Dexster Smith Employment Contract
Schedule 11	-	IBS Bank Account Information
Schedule 12	-	Transfer Agreement: 6,000,000 shares of IBS
Schedule 13	-	Assignment Agreement
Schedule 14	-	Convertible Debenture
Schedule 15	-	IBS Undisclosed Liabilities

1.3                         Currency. All dollar amounts referred to in this Agreement are in United States funds, unless expressly stated otherwise.

2.	THE OFFER, PURCHASE AND SALE OF SHARES

2.1                         Offer, Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, the Selling Shareholders hereby covenant and agree to sell, assign and transfer to IBS, and IBS hereby covenants and agrees to purchase from the Selling Shareholders all of the Upstream Shares held by the Selling Shareholders.

2.2                         Consideration. As consideration for the sale of the Upstream Shares by the Selling Shareholders, IBS shall allot and issue the IBS Shares to the Selling Shareholders in the amount set out opposite each Selling Shareholder’s name in Schedule 1 on the basis of 3 IBS Shares for each one Upstream Share held by each Selling Shareholder. The Selling Shareholders acknowledge and agree that the IBS Shares are being issued pursuant to a safe harbor from the prospectus and registration requirements of the United States Securities Act of 1933 (the “1933 Act”). The Selling Shareholders agree to abide by all applicable resale restrictions and hold periods imposed by all applicable securities legislation. All certificates representing the IBS Shares issued on Closing will be endorsed with the following legend pursuant to the 1933 Act in order to reflect the fact that the IBS Shares are restricted securities and will be issued to the Selling Shareholders pursuant to a safe harbor from the registration requirements of the 1933 Act:

“NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

As of the Closing Date, each Selling Shareholder will be a director and/or senior officer of IBS. Each Selling Shareholder agrees to fill in and execute Schedule 2, as a Canadian resident, and agrees that the representations set out in such schedule as executed by the Selling Shareholders will be true and correct as of the Closing Date.

2.3                         Share Exchange Procedure. On Closing, each Selling Shareholder will exchange his, her or its certificate representing the Upstream Shares by delivering such certificate to IBS duly executed and endorsed in blank (or accompanied by duly executed stock powers duly endorsed in blank), in each case in proper form for transfer, with signatures guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto and with appropriate instructions to allow the transfer agent to issue certificates for the IBS Shares to the holder thereof together with a filled in and executed Schedule 2.

2.4                         Fractional Shares. Notwithstanding any other provision of this Agreement, no certificate for fractional shares of the IBS Shares will be issued in the Transaction. In lieu of any such fractional shares, if any of the Selling Shareholders would otherwise be entitled to receive a fraction of a share of the IBS Shares upon surrender of certificates representing the Upstream Shares for exchange pursuant to this Agreement, the Selling Shareholders will be entitled to receive from IBS a stock certificate representing the nearest whole number of IBS Shares.

2.5                         Closing Date. The Closing will take place, subject to the terms and conditions of this Agreement, on the Closing Date.

2.6                         Restricted Shares. The Selling Shareholders acknowledge that the IBS Shares issued pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed, except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with all applicable securities laws. Each Selling Shareholder agrees that he/she/it has sought and obtained independent legal advice as to the resale restrictions applicable in their jurisdiction of residence, and under U.S. securities laws generally. IBS has not undertaken, and will have no obligation, to register any of the IBS Shares under the 1933 Act; provided, however, that IBS will assist in providing legal opinions to the Selling Shareholders at the Selling Shareholders’ cost when the Selling Shareholders may resell their shares under Rule 144 promulgated under the 1933 Act.

2.7                         Exemptions. The Selling Shareholders acknowledge that IBS has advised such Selling Shareholders that IBS is relying on an exemption from the prospectus and registration requirements of the Securities Act (British Columbia) (the “B.C. Securities Act”) to issue the IBS Shares to each of the Selling Shareholders and, as a consequence, certain protections, rights and remedies provided by the B.C. Securities Act, including statutory rights of rescission or damages, will not be available to the Selling Shareholders.

2.8                         Canadian Resale Restrictions. The Selling Shareholders acknowledge that IBS is not a reporting issuer in any province or territory of Canada and accordingly, any applicable hold periods under the B.C. Securities Act or any other Canadian jurisdiction may never expire, and the IBS Shares may be subject to resale restrictions for an indefinite period of time. Additionally, the Selling Shareholders acknowledge that resale of any of the IBS Shares by the Selling Shareholders resident in Canada is restricted except pursuant to an exemption from applicable securities legislation.

2.9                         Transfer of Shares. At or before Closing, IBS will undertake all reasonable efforts to ensure that Johnny Michel will hold 6,000,000 restricted common shares in the capital of IBS in trust for potential new directors, officers and employees of IBS or Upstream after Closing in accordance with the terms of the Transfer Agreement set out in Schedule 12.

3.	REPRESENTATIONS AND WARRANTIES OF UPSTREAM

Upstream represents and warrants to IBS, and acknowledges that IBS is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of IBS, as follows:

3.1                         Organization and Good Standing. Upstream is a corporation duly organized, validly existing and in good standing under the laws of Canada and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Upstream is duly qualified to do business and is in good standing as a corporation in each of the jurisdictions in which Upstream owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of Upstream taken as a whole.

3.2                         Authority. Upstream has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Upstream Documents”) to be signed by Upstream and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Upstream Documents by Upstream and the consummation of the transactions contemplated hereby have been duly authorized by Upstream’s board of directors. No other corporate or shareholder proceedings on the part of Upstream is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Upstream Documents when executed and delivered by Upstream as contemplated by this Agreement will be, duly executed and delivered by Upstream and this Agreement is, and the other Upstream Documents when executed and delivered by Upstream as contemplated hereby will be, valid and binding obligations of Upstream enforceable in accordance with their respective terms except:

(a)           as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)           as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

3.3                         Capitalization of Upstream. The entire authorized capital stock and other equity securities of Upstream consist of an unlimited number of one class of shares (the “Upstream Common Stock”). There are 6,000,000 shares of Upstream Common Stock issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Upstream Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with the Canada Business Corporations Act (“CBCA”) and its articles and bylaws. Except as disclosed in Schedule 7, there are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating Upstream to issue any additional common shares of Upstream Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Upstream any common shares of Upstream Common Stock. There are no agreements purporting to restrict the transfer of the Upstream Common Stock, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the Upstream Common Stock.

3.4                         Shareholders of Upstream Common Stock. Schedule 1 contains a true and complete list of the holders of all issued and outstanding shares of the Upstream Common Stock including each holder’s name, address and number of Upstream Shares held.

3.5                         Directors and Officers of Upstream. The duly elected or appointed directors and the duly appointed officers of Upstream are as set out in Schedule 3.

3.6                         Corporate Records of Upstream. The corporate records of Upstream, as required to be maintained by it pursuant to the CBCA, are accurate, complete and current in all material respects, and the minute book of Upstream is, in all material respects, correct and contains all records required by the laws of the Canada, as applicable, in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Upstream.

3.7                         No Subsidiaries. Upstream does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

3.8	Non-Contravention. Neither the execution, delivery and performance of this

Agreement, nor the consummation of the Transaction, will:

(a)           conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Upstream under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Upstream, or any of its material property or assets;

(b)	violate any provision of the articles or bylaws of Upstream; or

(c)           violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Upstream or any of its material property or assets.

3.9                         Actions and Proceedings. To the best knowledge of Upstream, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting Upstream or which involves any of the business, or the properties or assets of Upstream that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of Upstream taken as a whole (an “Upstream Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such an Upstream Material Adverse Effect.

3.10	Compliance.

(a)           To the best knowledge of Upstream, Upstream is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Upstream;

(b)           To the best knowledge of Upstream, Upstream is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute an Upstream Material Adverse Effect;

(c)           Upstream has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Upstream, threatened, and none of them will be adversely affected by the consummation of the Transaction; and

(d)           Upstream has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Upstream has not received any notice of any violation thereof, nor is Upstream aware of any valid basis therefore.

3.11                      Filings, Consents and Approvals. To the best knowledge of Upstream, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Upstream of the Transaction contemplated by this Agreement or to enable Upstream to continue to conduct its business after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

3.12                      Financial Representations. The books, records, and accounts of Upstream accurately and fairly reflect, in reasonable detail, the assets and liabilities of Upstream. Upstream has not engaged in any transaction, maintained any bank account, or used any funds of Upstream, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Upstream.

3.13                      Absence of Undisclosed Liabilities. Except as disclosed in Schedule 5, Upstream does not have any liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that could in the aggregate exceed $5,000, which have not heretofore been paid or discharged.

For purposes of this Agreement, the term “liabilities” includes, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured.

3.14	Tax Matters.

(a)	As of the date hereof:

(i)            Upstream has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to Upstream, and

(ii)	all such returns are true and correct in all material respects;

(b)           Upstream has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof;

(c)           Upstream is not presently under and has not received notice of, any contemplated investigation or audit by the Internal Revenue Service or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof; and

(d)           All Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency.

3.15                      Absence of Changes. Since the date of incorporation of Upstream, and except as modified or disclosed in Schedule 5 or Schedule 7, as applicable, Upstream has not:

(a)           incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)           sold, encumbered, assigned or transferred any material fixed assets or properties except for ordinary course business transactions consistent with past practice;

(c)           created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of Upstream to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)           made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)           declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)            suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)           suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)           received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)            made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000, except such as may be involved in ordinary repair, maintenance or replacement of its assets;

(j)            other than in the ordinary course of business, increase the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)           entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

3.16                     Personal Property. Upstream possesses, and has good and marketable title of all property necessary for the continued operation of the business of Upstream as presently conducted and as represented to IBS. All such property is used in the business of Upstream. All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used. All material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Upstream is owned by Upstream free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, except as disclosed in Schedule 5.

3.17	Intellectual Property

(a)           Intellectual Property Assets. Upon the Closing Date, Upstream will own or hold an interest in all intellectual property assets necessary for the operation of the business of Upstream as it is currently conducted (collectively, the “Intellectual Property Assets”), including:

(i)            all functional business names, trading names and unregistered trademarks, service marks, and applications,

(ii)          all patents, patent applications, and inventions, methods, processes and discoveries that may be patentable (collectively, the “Patents”), and

(iii)         all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by Upstream as licensee or licensor (collectively, the “Trade Secrets”).

(b)           Agreements. Schedule 6 contains a complete and accurate list and summary description, including any royalties paid or received by Upstream, of all contracts and agreements relating to the Intellectual Property Assets to which Upstream is a party or by which Upstream is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which Upstream is the licensee. To the best knowledge of Upstream, there are no outstanding or threatened disputes or disagreements with respect to any such agreement.

(c)           Intellectual Property and Know-How Necessary for the Business. Except as set forth in Schedule 6, Upstream will own all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, and will have the right to use without payment to a third party of all the Intellectual Property Assets as of the Closing Date. Except as set forth in Schedule 6, all former and current employees and contractors of Upstream have executed written contracts, agreements or other undertakings with Upstream that assign all rights to any inventions, improvements, discoveries, or information relating to the business of Upstream. No employee, director, officer or shareholder of Upstream owns directly or indirectly in whole or in part, any Intellectual Property Asset which Upstream is presently using or which is necessary for the conduct of its business. To the best knowledge of Upstream, no employee or contractor of Upstream has entered into any contract or agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Upstream.

(d)           Patents. Schedule 6 contains a complete and accurate list and summary description of all Patents that Upstream will own as of the Closing Date. Except as set forth in Schedule 6 and modified by the Assignment Agreement attached as Schedule 13, Upstream will be the exclusive owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims as of the Closing Date. Except for the annual maintenance fees of the Patents, which costs are not greater than $10,000 in the aggregate, to the best knowledge of Upstream, all of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees, taxes or actions falling due within ninety days after the Closing Date. To the best knowledge of Upstream, no Patent has been or is now involved in any interference, reissue, re-examination, or opposition proceeding. To the best knowledge of Upstream, there is no potentially interfering patent or patent application of any third party and no Patent is infringed or has been challenged or threatened in any way. To the best knowledge of Upstream, none of the products manufactured and sold, nor any process or know-how used, by Upstream infringes or is alleged to infringe any patent or other proprietary night of any other person or entity. To the best knowledge of Upstream, all products made, used, or sold under the Patents have been marked with the proper patent notice.

(e)           Trademarks. Upstream does not hold any right, title or interest in any registered or unregistered trademarks (the “Trademarks”). To the best knowledge of Upstream, Upstream has not infringed and is not alleged to have infringed any trade name, Trademark, or service mark of any third party.

(f)           Copyrights. Upsteam does not hold any right, title or interest in any copyrights in both published works and unpublished works (collectively, the “Copyrights”). To the best knowledge of Upstream, Upstream has not infringed and is not alleged to have infringed any Copyright of any third party.

(g)           Trade Secrets. Upstream has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its trade secrets. To the best knowledge of Upstream, Upstream has good title and an absolute right to use the trade secrets. The trade secrets are not part of the public knowledge or literature, and to the best knowledge of Upstream, have not been used, divulged, or appropriated either for the benefit of any person or entity or to the detriment of Upstream. No trade secret is subject to any adverse claim or has been challenged or threatened in any way.

3.18                        Employees and Consultants. Except as disclosed in the Upstream Financial Statements, as defined in section 6.1 hereof, all employees and consultants of Upstream have been paid all salaries, wages, income and any other sum due and owing to them by Upstream, as at the end of the most recent completed pay period. Upstream is not aware of any labor conflict with any of Upstream’s employees that might reasonably be expected to have an Upstream Material Adverse Effect. To the best knowledge of Upstream, no employee of Upstream is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such employee with Upstream or any other nature of the business conducted or to be conducted by Upstream. Upstream has no employees or consultants other than those listed on Schedule 8, none of whose contract of employment requires more than 30 days notice of termination.

3.19                      Real Property. Upstream does not own any real property. Each of the leases, subleases, claims or other real property interests (collectively, the “Leases”) to which Upstream is a party or is bound, as set out in Schedule 5, is legal, valid, binding, enforceable and in full force and effect in all material respects. All rental and other payments required to be paid by Upstream pursuant to any such Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party under any of the Leases. The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date. Upstream has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto.

3.20                      Material Contracts and Transactions. Schedule 7 attached hereto lists each material contract, agreement, license, permit, arrangement, commitment, instrument or contract to which Upstream is a party (each, a “Contract”). Except as disclosed in Schedule 7, each Contract is in full force and effect, and there exists no material breach or violation of or default by Upstream under any Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Contract by Upstream. The continuation, validity, and effectiveness of each Contract will in no way be affected by the consummation of the Transaction contemplated by this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract.

3.21                      Certain Transactions. Upstream is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

3.22                      No Brokers. Upstream has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

3.23                      Completeness of Disclosure. No representation or warranty by Upstream in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to IBS pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

4.	REPRESENTATIONS AND WARRANTIES OF IBS

IBS represents and warrants to Upstream and the Selling Shareholders and acknowledges that Upstream and the Selling Shareholders are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Upstream or the Selling Shareholders, as follows:

4.1                         Organization and Good Standing. IBS is duly incorporated, organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted.

4.2                        Authority. IBS has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “IBS Documents”) to be signed by IBS and to perform its obligations hereunder and to consummate the Transaction contemplated hereby. The execution and delivery of each of the IBS Documents by IBS and the consummation by IBS of the Transaction contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of IBS is necessary to authorize such documents or to consummate the Transaction contemplated hereby. This Agreement has been, and the other IBS Documents when executed and delivered by IBS as contemplated by this Agreement will be, duly executed and delivered by IBS and this Agreement is, and the other IBS Documents when executed and delivered by IBS, as contemplated hereby will be, valid and binding obligations of IBS enforceable in accordance with their respective terms, except:

(a)           as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)           as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

4.3                         Capitalization of IBS. The entire authorized capital stock and other equity securities of IBS consists of 750,000,000 shares of common stock with a par value of $0.001 (the “IBS Common Stock”). As of the date of this Agreement, there are 88,950,000 shares of IBS Common Stock issued and outstanding. On the Closing Date, IBS will have no more than 26,300,000 shares of IBS Common Stock issued and outstanding, including the 6,000,000 shares held by Johnny Michel in trust in accordance with section 2.9 hereof, immediately prior to the issuance of the IBS Shares and any Conversion Shares as contemplated by this Agreement. All of the issued and outstanding shares of IBS Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations. Except as contemplated by the Convertible Debenture, there are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating IBS to issue any additional shares of IBS Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from IBS any shares of IBS Common Stock as of the date of this Agreement. There are no agreements purporting to restrict the transfer of the IBS Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the IBS Common Stock other than those shares held by affiliates of IBS.

4.4                         Directors and Officers of IBS. The duly elected or appointed directors and the duly appointed officers of IBS are as listed on Schedule 4.

4.5                         Corporate Records of IBS. The corporate records of IBS, as required to be maintained by it pursuant to the Nevada Corporations Code, are accurate, complete and current in all material respects, and the minute book of IBS is, in all material respects, correct and contains all material records required by the laws of the Stave of Nevada in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of IBS.

4.6                         Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of this Transaction will:

(a)

conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of IBS under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to IBS or any of its material property or assets;

(b)	violate any provision of the applicable incorporation or charter documents of IBS; or

(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to IBS or any of its material property or assets.

4.7                        Validity of IBS Common Stock Issuable upon the Transaction. The IBS Shares to be issued to the Selling Shareholders upon consummation of the Transaction in accordance with this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

4.8                         Actions and Proceedings. To the best knowledge of IBS, there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of IBS, threatened against IBS which involves any of the business, or the properties or assets of IBS that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of IBS taken as a whole (an “IBS Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such an IBS Material Adverse Effect.

4.9	Compliance.

(a)           To the best knowledge of IBS, IBS is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of IBS;

(b)           To the best knowledge of IBS, IBS is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute an IBS Material Adverse Effect;

(c)           IBS has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of IBS, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction; and

(d)           IBS has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. IBS has not received any notice of any violation thereof, nor is IBS aware of any valid basis therefore.

4.10                      Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by IBS of the Transaction contemplated by this Agreement to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

4.11                      SEC Filings. IBS has furnished or made available to Upstream and the Selling Shareholders a true and complete copy of each report, schedule, registration statement and proxy statement filed by IBS with the SEC (collectively, and as such documents have since the time of their filing been amended, the “IBS SEC Documents”). As of their respective dates, the IBS SEC Documents complied in all material respects with the requirements of the 1933 Act, or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such IBS SEC Documents.

4.12                      Financial Representations. Included with the IBS SEC Documents are true, correct, and complete copies of audited balance sheets for IBS dated as of March 31, 2005 (the “IBS Accounting Date”), together with related statements of income, cash flows, and changes in shareholder’s equity for the fiscal year then ended and the six month financial statements for the quarter ended September 30, 2005 (collectively, the “IBS Financial Statements”). The IBS Financial Statements:

(a)	are in accordance with the books and records of IBS;

(b)	present fairly the financial condition of IBS as of the respective dates indicated and the results of operations for such periods; and

(c)	have been prepared in accordance with GAAP.

IBS has not received any advice or notification from its independent certified public accountants that IBS has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the IBS Financial Statements or the books and records of IBS, any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of IBS accurately and fairly reflect, in reasonable detail, the assets, and liabilities of IBS. IBS has not engaged in any transaction, maintained any bank account, or used any funds of IBS, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of IBS.

4.13                      Absence of Undisclosed Liabilities. Except as contemplated in the Convertible Debenture and this Agreement, or as disclosed in Schedule 15, IBS does not have any material liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that could in the aggregate exceed $5,000, which have not heretofore been paid or discharged.

4.14	Tax Matters.

(a)	As of the date hereof:

(i)           IBS has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to them, and

(ii)	all such returns are true and correct in all material respects;

(b)           IBS has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof;

(c)           IBS is not presently under and has not received notice of, any contemplated investigation or audit by the Canada Customs and Revenue Agency or the Internal Revenue Service or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(d)           All Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency; and

(e)           To the best knowledge of IBS, the IBS Financial Statements contain full provision for all Taxes including any deferred Taxes that may be assessed to IBS for the accounting period ended on the IBS Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the IBS Accounting Date or for any profit earned by IBS on or prior to the IBS Accounting Date or for which IBS is accountable up to such date and all contingent liabilities for Taxes have been provided for or disclosed in the IBS Financial Statements.

4.15                      Absence of Changes. Since the IBS Accounting Date, except as disclosed in the Public SEC Documents and as contemplated by the Convertible Debenture and this Agreement, IBS has not:

(a)           incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties;

(c)           created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of IBS to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)           made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)           declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)            suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)           suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)           received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)            made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;

(j)            other than in the ordinary course of business, increase the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)           entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

4.16                      Absence of Certain Changes or Events. Since the IBS Accounting Date, except as and to the extent disclosed in the IBS SEC Documents, there has not been:

(a)	an IBS Material Adverse Effect; or

(b)	any material change by IBS in its accounting methods, principles or practices.

4.17                      No Subsidiaries. IBS does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations, other than Upstream Biosciences Inc., a wholly-owned subsidiary of IBS that was incorporated on January 19, 2006 to effect a name change of IBS in accordance with the laws of the State of Nevada.

4.18                      Personal Property. There are no material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by IBS, except as disclosed in the IBS SEC Documents.

4.19                      Employees and Consultants. IBS does not have any employees or consultants, except as disclosed in the IBS SEC Documents.

4.20                      Material Contracts and Transactions. There are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which IBS is a party, except as contemplated by the Convertible Debenture and this Agreement and except as disclosed in the IBS SEC Documents.

4.21                      No Brokers. IBS has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement or as contemplated by the Convertible Debenture.

4.22                      Certain Transactions. IBS is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

4.23                      Bank Accounts. All of the bank accounts and safety deposit boxes of IBS are listed on Schedule 11.

4.24                      Completeness of Disclosure. No representation or warranty by IBS in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Upstream pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

5.	CLOSING CONDITIONS

5.1                         Conditions Precedent to Closing by IBS. The obligation of IBS to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 7. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions of closing are for the benefit of IBS and may be waived by IBS in its sole discretion.

(a)           Representations and Warranties. The representations and warranties of Upstream set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Upstream will have delivered to IBS a certificate dated as of the Closing Date, to the effect that the representations and warranties made by Upstream in this Agreement are true and correct.

(b)           Performance. All of the covenants and obligations that Upstream and the Selling Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)           Transaction Documents. This Agreement, the Upstream Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to IBS, will have been executed and delivered to IBS.

(d)           Secretary’s Certificate – Upstream. IBS will have received a certificate from the Secretary of Upstream attaching:

(i)          a copy of Upstream’s articles, bylaws and all other incorporation documents, as amended through the Closing Date, and

(ii)         copies of resolutions duly adopted by the board of directors of Upstream approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(e)           Legal Opinion – Upstream. IBS will have received an opinion, dated as of the Closing Date, from counsel for Upstream, and such other local or special counsel as is appropriate, all of which opinion will be in the form and substance reasonably satisfactory to IBS and its counsel.

(f)            Third Party Consents. IBS will have received duly executed copies of all third party consents and approvals contemplated by this Agreement, in form and substance reasonably satisfactory to IBS.

(g)           No Material Adverse Change. No Upstream Material Adverse Effect will have occurred since the date of this Agreement.

(h)           No Action. No suit, action, or proceeding will be pending or threatened which would:

(i)           prevent the consummation of any of the transactions contemplated by this Agreement, or

(ii)	cause the Transaction to be rescinded following consummation.

(i)            Outstanding Shares. Upstream will have no more than 6,000,000 shares of Upstream Common Stock issued and outstanding on the Closing Date.

(j)            Due Diligence. IBS and its solicitors will be reasonably satisfied with their due diligence investigation of Upstream that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction, including:

(i)           materials, documents and information in the possession and control of Upstream and the Selling Shareholders which are reasonably germane to the Transaction,

(ii)          a physical inspection of the assets of Upstream by IBS or its representatives, and

(iii)	title to the material assets of Upstream.

(k)           Compliance with Securities Laws. IBS will have received evidence satisfactory to IBS that the IBS Shares issuable in the Transaction will be issuable without registration pursuant to the 1933 Act and the B.C. Securities Act in reliance on a safe harbor from the registration requirements of the 1933 Act and the B.C. Securities Act.

(l)            Convertible Debenture. On or prior to the Closing Date, Clark Wilson LLP will have received $1,000,000 in trust pursuant to the issuance of the Convertible Debenture, $500,000 of which will be released to Upstream on the Closing Date and the remaining $500,000 will be released to Upstream in accordance with the terms and conditions of the Convertible Debenture.

(m)	Closing. The Closing will have occurred by the Closing Date.

5.2                         Conditions Precedent to Closing by Upstream. The obligation of Upstream and the Selling Shareholders to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 7. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Upstream and the Selling Shareholders and may be waived by Upstream and the Selling Shareholders in their discretion.

(a)           Representations and Warranties. The representations and warranties of IBS set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and IBS will have delivered to Upstream a certificate dated the Closing Date, to the effect that the representations and warranties made by IBS in this Agreement are true and correct.

(b)           Performance. All of the covenants and obligations that IBS is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. IBS must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

(c)           Transaction Documents. This Agreement, the IBS Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Upstream, will have been executed and delivered by IBS.

(d)           Secretary’s Certificate - IBS. Upstream will have received a certificate from the Secretary of IBS attaching:

(i)            a copy of IBS’s articles of incorporation and bylaws, as amended through the Closing Date, and

(ii)          copies of resolutions duly adopted by the board of directors of IBS approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(e)           Legal Opinion – IBS. Upstream will have received a legal opinion, dated as of the Closing Date, from counsel for IBS, and such other local or special legal counsel as is appropriate, all of which opinion shall be in the form and substance reasonably satisfactory to Upstream and its counsel.

(f)           Third Party Consents. Upstream will have received from IBS duly executed copies of all third-party consents, permit, authorization, consent and approvals of any public, regulatory (including the SEC) or governmental body or authority or person or entity contemplated by this Agreement, in form and substance reasonably satisfactory to Upstream.

(g)           No Material Adverse Change. No IBS Material Adverse Effect will have occurred since the date of this Agreement.

(h)           No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would:

(i)           prevent the consummation of any of the transactions contemplated by this Agreement, or

(ii)	cause the Transaction to be rescinded following consummation.

(i)            Outstanding Shares. On the Closing Date, IBS will have no more than 26,300,000 shares of IBS Common Stock issued and outstanding, including the 6,000,000 shares held by Johnny Michel in trust in accordance with section 2.9 hereof, immediately prior to the issuance of the IBS Shares and any Conversion Shares as contemplated by this Agreement.

(j)            Public Market. On the Closing Date, the shares of IBS Common Stock will be quoted on the National Association of Securities Dealers, Inc.’s OTC Bulletin Board.

(k)           Due Diligence Review of Financial Statements. Upstream and its accountants will be reasonably satisfied with their due diligence investigation and review of the IBS Financial Statements, the IBS SEC Documents, and the contents thereof, prepared in accordance with GAAP.

(l)            Appointment of Officer. On or before the Closing Date, IBS will have appointed the Chief Financial Officer in accordance with section 6.13.

(m)         Employment Contracts. On the Closing Date, IBS will have entered into employment contracts with Joel Lloyd Bellenson and Dexster Smith in substantially the same form as set out in Schedule 9 and 10 respectively.

(n)           Change in Directors. On the Closing Date, IBS will have appointed Joel Lloyd Bellenson and Dexster Smith to the board of directors of IBS, and will have received a signed director’s resolution from the board of directors of IBS authorizing and approving such appointments.

(o)           IBS Debts. IBS will have provided evidence that it has satisfied or will otherwise extinguish all material debt on its books, excluding the Shareholder Loan and accounts payable.

(p)           Escrow Shares. On the Closing Date, 6,000,000 shares of IBS Common Stock will be held by Johnny Michel in trust in accordance with section 2.9 hereof.

(q)           Release. On the Closing Date, Upstream will have received a release in favour of IBS from Steve Bajic, as President, Secretary and Treasurer of IBS.

(r)            Convertible Debenture. On or prior to the Closing Date, Clark Wilson will have received $1,000,000 in trust pursuant to the issuance of the Convertible Debenture, $500,000 of which will be released to Upstream on the Closing Date and the remaining $500,000 to be released to Upstream pursuant to the terms and conditions of the Convertible Debenture.

(s)           Assignment Agreement. Joel Bellenson and Dexster Smith, as owners of the Patents, and with the consent of Upstream as exclusive licensee of the Patents, will have assigned all right, title and interest to the Patents to Upstream on or prior to the Closing Date, in accordance with the terms and conditions of the Assignment Agreement attached as Schedule 13 to this Agreement.

(t)	Closing. The Closing will have occurred by the Closing Date.

6.	ADDITIONAL COVENANTS OF THE PARTIES

6.1                         Upstream Audited Financial Statements. Prior to the Closing, Upstream will provide IBS with true, correct, and complete audited balance sheets for Upstream, together with related statements of income, cash flows, and changes in shareholder’s equity for the period ended January 31, 2004 and 2003 and unaudited but auditor reviewed quarterly financial statements for the 9 month period ended September 30, 2005 (collectively, the “Upstream Financial Statements”) and pro-forma financial statements for Upstream combined with IBS as at a date as determined by counsel for IBS and Upstream jointly. The Upstream Financial Statements and pro-forma statements:

(a)	will be prepared in accordance with the books and records of Upstream;

(b)           present fairly the financial condition of Upstream as of the respective dates indicated and the results of operations for such periods; and

(c)	will be prepared in accordance with United States GAAP.

6.2                         Notification of Financial Liabilities. Upstream will immediately notify IBS in accordance with section 10.6 hereof, if Upstream receives any advice or notification from its independent certified public accounts that Upstream has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books, records, and accounts of Upstream, any properties, assets, liabilities, revenues, or expenses. Notwithstanding any statement to the contrary in this Agreement, this covenant will survive Closing and continue in full force and effect.

6.3                         Access and Investigation. Between the date of this Agreement and the Closing Date, Upstream, on the one hand, and IBS, on the other hand, will, and will cause each of their respective representatives to:

(a)           afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b)           furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request; and

(c)           furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request.

All of such access, investigation and communication by a party and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party. Each party will instruct its auditors to co-operate with the other party and its representatives in connection with such investigations.

6.4                         Confidentiality. All information regarding the business of Upstream including, without limitation, financial information that Upstream provided to IBS during IBS’s due diligence investigation of Upstream will be kept in strict confidence by IBS and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by IBS or disclosed to any third party (other than IBS’s professional accounting and legal advisors) without the prior written consent of Upstream. If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from Upstream, IBS will immediately return to Upstream (or as directed by Upstream) any information received regarding Upstream’s business. Likewise, all information regarding the business of IBS including, without limitation, financial information that IBS provides to Upstream during its due diligence investigation of IBS will be kept in strict confidence by Upstream and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Upstream or disclosed to any third party (other than Upstream’s professional accounting and legal advisors) without IBS’s prior written consent. If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from IBS, Upstream will immediately return to IBS (or as directed by IBS) any information received regarding IBS’s business.

6.5                         Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenant in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

6.6                         Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to this Agreement, Upstream and IBS will not, directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of Upstream or IBS, as applicable, or any merger, consolidation, business combination, or similar transaction other than as contemplated by this Agreement.

6.7                         Conduct of Upstream and IBS Business Prior to Closing. From the date of this Agreement to the Closing Date, and except to the extent that IBS otherwise consents in writing, Upstream will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it. Likewise, from the date of this Agreement to the Closing Date, and except to the extent that Upstream otherwise consents in writing, IBS will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

6.8                         Certain Acts Prohibited – Upstream. Except as expressly contemplated by this Agreement and the Assignment Agreement or for purposes in furtherance of this Agreement and the Assignment Agreement, between the date of this Agreement and the Closing Date, Upstream will not, without the prior written consent of IBS:

(a)	amend its articles, bylaws or other incorporation documents;

(b)           incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of Upstream except in the ordinary course of business;

(c)           dispose of or contract to dispose of any Upstream property or assets, including the Intellectual Property Assets, except in the ordinary course of business consistent with past practice;

(d)           issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of the Upstream Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(e)	not:

(i)           declare, set aside or pay any dividends on, or make any other distributions in respect of the Upstream Common Stock, or

(ii)          split, combine or reclassify any Upstream Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Upstream Common Stock; or

(f)            not materially increase benefits or compensation expenses of Upstream, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person.

6.9                         Certain Acts Prohibited - IBS. Except as expressly contemplated by this Agreement and the Convertible Debenture, between the date of this Agreement and the Closing Date, IBS will not, without the prior written consent of Upstream:

(a)           incur any liability or obligation or encumber or permit the encumbrance of any properties or assets of IBS except in the ordinary course of business consistent with past practice;

(b)           dispose of or contract to dispose of any IBS property or assets except in the ordinary course of business consistent with past practice;

(c)           issue or sell shares of IBS Common Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(d)           declare, set aside or pay any dividends on, or make any other distributions in respect of the IBS Common Stock or split, combine or reclassify any IBS Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of IBS Common Stock; or

(e)           materially increase benefits or compensation expenses of IBS, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount to any such person.

6.10                      Public Announcements. IBS and Upstream each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement. Upstream acknowledges that IBS must comply with securities laws requiring full disclosure of material facts and agreements in which it is involved, and will co-operate to assist IBS in meeting its obligations.

6.11                      Upstream Employment Agreements. Between the date of this Agreement and the Closing Date, Upstream will have made necessary arrangements to employ all of the hourly and salaried employees of Upstream reasonably necessary to operate such business substantially as presently operated; provided however that Upstream will not hire any parties without the express consent of IBS.

6.12                      IBS Board of Directors. Prior to the Closing Date, IBS will file a Schedule 14f-1 information statement with the SEC as required under the Exchange Act to effect the appointment of Joel Lloyd Bellenson and Dexster Smith to the board of directors of IBS at Closing.

6.13                      IBS Chief Financial Officer. At or prior to the Closing Date, IBS will duly authorize and appoint a Chief Financial Officer, to be mutually selected and agreed upon by both IBS and Upstream and, when appointed, will constitute one half of the signing authority necessary to authorize all material expenses of IBS.

6.14                      IBS Employment Agreements. On the Closing Date, IBS will enter into employment agreements with Joel Lloyd Bellenson and Dexster Smith, substantially in the same form as set out in Schedule 9 and 10 respectively.

6.15                      Payment of Shareholder Loan. On the Closing Date, IBS will pay Steve Bajic $50,000 as payment towards the extinguishment of the Shareholder Loan.

6.16                      Extinguishment of Shareholder Loan. If the payment described in Section 6.15 hereof fails to extinguish the Shareholder Loan, IBS will pay the remaining amount owed under the Shareholder Loan with cash proceeds from the Second Advance as defined in the Convertible Debenture, and in any event, no later than one year after the Closing Date.

7.	CLOSING

7.1                         Closing. The Closing shall take place on the Closing Date at the offices of the lawyers for IBS or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for Upstream and IBS, provided such undertakings are satisfactory to each party’s respective legal counsel.

7.2                         Closing Deliveries of Upstream and the Selling Shareholders. At Closing, Upstream and the Selling Shareholders will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to IBS:

(a)           copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Upstream evidencing approval of this Agreement and the Transaction;

(b)           if any of the Selling Shareholders appoint any person, by power of attorney or equivalent, to execute this Agreement or any other agreement, document, instrument or certificate contemplated by this agreement, on behalf of the Selling Shareholder, a valid and binding power of attorney or equivalent from such Selling Shareholder;

(c)           share certificates representing the Upstream Shares as required by Section 2.3 of this Agreement;

(d)	all certificates and other documents required by Section 5.1 of this Agreement;

(e)	a certificate of an officer of Upstream, dated as of Closing, certifying that:

(i)	each covenant and obligation of Upstream has been complied with, and

(ii)          each representation, warranty and covenant of Upstream is true and correct at the Closing as if made on and as of the Closing; and

(f)            the Upstream Documents and any other necessary documents, each duly executed by Upstream, as required to give effect to the Transaction.

7.3                         Closing Deliveries of IBS. At Closing, IBS will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Upstream:

(a)           copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of IBS evidencing approval of this Agreement and the Transaction;

(b)           share certificates representing the IBS Shares to the Selling Shareholders in the amounts as set out in Schedule 1;

(c)	all certificates and other documents required by Section 5.2 of this Agreement;

(d)	a certificate of an officer of IBS, dated as of Closing, certifying that:

(i)	each covenant and obligation of IBS has been complied with, and

(ii)          each representation, warranty and covenant of IBS is true and correct at the Closing as if made on and as of the Closing;

(e)           the IBS Documents and any other necessary documents, each duly executed by IBS, as required to give effect to the Transaction; and

(f)	the resolution required by Section 5.2(n) of this Agreement.

8.	TERMINATION

8.1                         Termination. Except as modified by section 8.2 hereof, this Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a)	mutual agreement of IBS and Upstream;

(b)           IBS, if there has been a material breach by Upstream or any of the Selling Shareholders of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Upstream or the Selling Shareholders that is not cured, to the reasonable satisfaction of IBS, within ten business days after notice of such breach is given by IBS (except that no cure period will be provided for a breach by Upstream or the Selling Shareholders that by its nature cannot be cured);

(c)           Upstream, if there has been a material breach by IBS of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of IBS that is not cured by the breaching party, to the reasonable satisfaction of Upstream, within ten business days after notice of such breach is given by Upstream (except that no cure period will be provided for a breach by IBS that by its nature cannot be cured);

(d)           IBS or Upstream, if the Transaction contemplated by this Agreement has not been consummated prior to January 31, 2006, unless the parties hereto agree to extend such date in writing; or

(e)           IBS or Upstream if any injunction or other order of a governmental entity of competent authority prevents the consummation of the Transaction contemplated by this Agreement.

8.2                         Break-Fee. If the Closing does not occur on or before the Closing Date as a result of Upstream terminating the Transaction for any reason other than set out in section 8.1(c) hereof, Upstream will pay, in addition to any amounts payable or recoverable to IBS under section 8.1, fifty percent (50%) of the legal fees and disbursements of IBS incurred in connection with the Transaction, such payment not to exceed $10,000.

8.3                         Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

9.	INDEMNIFICATION, REMEDIES, SURVIVAL

9.1                         Certain Definitions. For the purposes of this Article 9, the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by IBS or Upstream including damages for lost profits or lost business opportunities.

9.2                         Upstream Indemnity. Upstream will indemnify, defend, and hold harmless IBS and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by IBS and its shareholders by reason of, resulting from, based upon or arising out of:

(a)           any misrepresentation, misstatement or breach of warranty of Upstream contained in or made pursuant to this Agreement, any Upstream Document or any certificate or other instrument delivered pursuant to this Agreement; and

(b)           the breach or partial breach by Upstream of any covenant or agreement of Upstream made in or pursuant to this Agreement, any Upstream Document or any certificate or other instrument delivered pursuant to this Agreement.

9.3                         Selling Shareholders Indemnity. The Selling Shareholders will and do hereby indemnify, defend, and hold harmless IBS and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by IBS and its shareholders by reason of, resulting from, based upon or arising out of:

(a)	any breach by the Selling Shareholders of Section 2.2 of this Agreement; or

(b)           any misstatement, misrepresentation or breach of the representations and warranties made by the Selling Shareholders contained in or made pursuant to the certificate set out in Schedules 3 or 9, as applicable, executed by each Selling Shareholder as part of the share exchange procedure detailed in Section 2.3 of this Agreement.

9.4                         IBS Indemnity. IBS will indemnify, defend, and hold harmless Upstream and the Selling Shareholders from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Upstream and the Selling Shareholders by reason of, resulting from, based upon or arising out of:

(a)           any misrepresentation, misstatement or breach of warranty of IBS contained in or made pursuant to this Agreement, any IBS Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)           the breach or partial breach by IBS of any covenant or agreement of IBS made in or pursuant to this Agreement, any IBS Document or any certificate or other instrument delivered pursuant to this Agreement.

9.5                         Steve Bajic Indemnity. Steve Bajic will indemnify, defend, and hold harmless Upstream and the Selling Shareholders from, against, for, and in respect of any and all Losses, except any Loss that is less than $1,000, asserted against, relating to, imposed upon, or incurred by Upstream and the Selling Shareholders by reason of, resulting from, based upon or arising out of:

(a)           any misrepresentation, misstatement or breach of warranty of IBS contained in or made pursuant to this Agreement, any IBS Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)           the breach or partial breach by IBS of any covenant or agreement of IBS made in or pursuant to this Agreement, any IBS Document or any certificate or other instrument delivered pursuant to this Agreement.

9.6                         Survival of Indemnification. Notwithstanding section 10.1 hereof, the indemnification provisions of this Article 9 will survive the Closing Date and will continue in full force and effect until two (2) years after the Closing Date.

10.1                      Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. The representations, warranties and agreements will survive the Closing Date and continue in full force and effect until six (6) months after the Closing Date.

10.2                      Further Assurances and Provision of Information. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement. Additionally, Upstream and the Selling Shareholders acknowledge that under SEC rules IBS must provide registration level information regarding the business of Upstream and agree to provide such information to IBS in a timely manner prior to closing, and allow IBS and its representatives free access to all books, records, and other information of Upstream and to its personnel and advisors.

10.3                      Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

10.4                      Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

10.5                      Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

10.6                      Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to Upstream or any of the Selling Shareholders:

Upstream BioSciences Inc.

Attention: Joel Bellenson

________________________

________________________

________________________

Telephone: _______________

Fax: ____________________

If to IBS or Steve Bajic:

Integrated Brand Solutions Inc.

305-1338 W. Broadway

Vancouver, British Columbia

Canada V6H 1H2

Attention: Steve Bajic, President

Telephone: (604) 288-8376

Fax: (604) 682-7006

With a copy (which will not constitute notice) to:

Clark Wilson LLP

Barristers & Solicitors

Suite 800 – 885 W. Georgia Street

Vancouver, B.C. V6C 3H1

Attention: Bernard Pinsky

Telephone: (604) 687-5700

Fax: (604) 687-6314

All such notices and other communications will be deemed to have been received:

(a)	in the case of personal delivery, on the date of such delivery;

(b)           in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(c)           in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and

(d)	in the case of mailing, on the fifth business day following mailing.

10.7                      Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.8                      Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

10.9                      Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

10.10                    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia, Canada applicable to contracts made and to be performed therein.

10.11                    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

10.12                    Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

10.13                    Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.14                    Fax Execution. This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.

10.15                    Independent Legal Advice. All Selling Shareholders confirm that they have sought and obtained independent legal advice prior to execution of this Agreement and cannot and do not rely on the representations of IBS or its advisors respecting the legal effects of this Agreement.

10.16                    Schedules and Exhibits. The schedules and exhibits are attached to this Agreement and incorporated herein.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

INTEGRATED BRAND SOLUTIONS INC.

Per:	/s/ Steve Bajic
Authorized Signatory
Name: Steve Bajic
	Title:	President

UPSTREAM BIOSCIENCES INC.

Per:	/s/ Dexster L. Smith
Authorized Signatory
Name: Dexster L. Smith
	Title:	President

WITNESSED BY: Name Address Occupation	) ) ) ) ) ) ) ) ) )	/s/ Steve Bajic STEVE BAJIC

SCHEDULE 1

TO THE SHARE EXCHANGE AGREEMENT

AMONG INTEGRATED BRAND SOLUTIONS INC., UPSTREAM BIOSCIENCES INC., THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT AND STEVE BAJIC

The Selling Shareholders

Name and Address	Signature (approving Share Exchange Agreement)	Number of Upstream Shares held before Closing	Number of IBS Shares to be received on Closing
Joel Bellenson 2017 Grant Street Vancouver, B.C. V5L 2Z2	/s/ Joel Bellenson	3,000,000	9,000,000
Dexster L. Smith 2017 Grant Street Vancouver, B.C. V5L 2Z2	/s/ Dexster L. Smith	3,000,000	9,000,000
Total Issued:		6,000,000	18,000,000

SCHEDULE 2

TO THE SHARE EXCHANGE AGREEMENT

AMONG INTEGRATED BRAND SOLUTIONS INC., UPSTREAM BIOSCIENCES INC., THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT AND STEVE BAJIC

CERTIFICATE OF CANADIAN AND OTHER NON-U.S. SHAREHOLDER

OF

UPSTREAM BIOSCIENCES INC.

In connection with the issuance of common stock (“IBS Common Stock”) of Integrated Brand Solutions Inc., a Nevada corporation (“IBS”), to the undersigned, pursuant to that certain Share Exchange Agreement dated February ___, 2006 (the “Agreement”), among IBS, Upstream Biosciences Inc., a company incorporated under the laws of the Canada, (“Upstream”) and the shareholders of Upstream as set out in the Agreement, the undersigned hereby agrees, represents and warrants that:

1.            the undersigned is not a “U.S. Person” as such term is defined by Rule 902 of Regulation S under the United States Securities Act of 1933, as amended (“U.S. Securities Act”) (the definition of which includes, but is not limited to, an individual resident in the U.S. and an estate or trust of which any executor or administrator or trust, respectively is a U.S. Person and any partnership or corporation organized or incorporated under the laws of the U.S.);

2.            none of the IBS Shares have been or will be registered under the U.S. Securities Act, or under any state securities or “blue sky” laws of any state of the United States, and may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S, except in accordance with the provisions of Regulation S or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act;

3.	Left Blank intentionally.

4.           IBS is entitled to rely on the acknowledgements, agreements, representations and warranties and the statements and answers of the Selling Shareholder contained in the Agreement and this Certificate, and the Selling Shareholder will hold harmless IBS from any loss or damage either one may suffer as a result of any such acknowledgements, agreements, representations and/or warranties made by the Selling Shareholder not being true and correct;

5.            the undersigned has been advised to consult their own respective legal, tax and other advisors with respect to the merits and risks of an investment in the IBS Common Stock and, with respect to applicable resale restrictions, is solely responsible (and IBS is not in any way responsible) for compliance with applicable resale restrictions;

6.           none of the IBS Common Stock is listed on any stock exchange or automated dealer quotation system and no representation has been made to the undersigned that any of the IBS Common Stock will become listed on any stock exchange or automated dealer quotation system, except that currently certain market makers make market in the common shares of IBS on the OTC Bulletin Board;

7.            the undersigned is outside the United States when receiving and executing this Agreement and is acquiring the IBS Shares as principal for their own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the IBS Shares;

8.            neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the IBS Shares;

9.            the IBS Shares are not being acquired, directly or indirectly, for the account or benefit of a U.S. Person or a person in the United States;

10.          the undersigned acknowledges and agrees that IBS shall refuse to register any transfer of IBS Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from registration under the U.S. Securities Act;

11.	Left Blank intentionally.

12.          the address of the undersigned included herein is the sole address of the undersigned as of the date of this certificate.

13.	No person has made to the Subscriber any written or oral representations:

that any person will resell or repurchase any of the Securities;

-that any person will refund the purchase price of any of the Securities;
-as to the future price or value of any of the Securities; or

-that any of the Securities will be listed and posted for trading on any stock exchange or automated dealer quotation system or that application has been made to list and post any of the Securities of the Company on any stock exchange or automated dealer quotation system, except the OTCBB.

14.	Family, Friend or Business Associates Questionnaire

THIS QUESTIONNAIRE MUST BE COMPLETED BY ANY CANADIAN NON-ACCREDITED SELLING SHAREHOLDERS AND DELIVERED TO THE ISSUER IN ORDER FOR YOU TO BE CONSIDERED AS A PROSPECTIVE PURCHASER OF SECURITIES OF THE ISSUER.

INSTRUCTIONS: The purpose of this questionnaire is to determine whether you meet the definition of Family, Friend or Business Associate as that term is defined in Multilateral Instrument 45-106.

Please initial beside the category below that applies to you.

Your answers will be strictly confidential at all times, however, each person who completes this questionnaire hereby agrees that the Issuer may present this questionnaire to such parties as it deems appropriate for verification in order to assure itself and future issuers that the subsequent offer and sale of securities will not result in a violation of the prospectus and registration provisions of the Securities Legislation Applicable to the Issuer.

FOR A NATURAL PERSON TO QUALIFY, IF YOU ARE NOT AN ACCREDITED INVESTOR, YOU MUST COMPLETE AND INITIAL ONE OF THE FOLLOWING:

I AM:

_______	A director, senior officer or control person of the Issuer, or of an affiliate of the Issuer

_______	A spouse, parent, grandparent, brother, sister, or child of [insert name], a director, senior officer or control person of the Issuer, or of an affiliate of the Issuer
_______	A close personal friend of [insert name], a director, senior officer or control person of the Issuer, or of an affiliate of the Issuer
_______	A close business associate of [insert name], a director, senior officer or control person of the Issuer, or of an affiliate of the Issuer

FOR PERSONS AND ENTITIES OTHER THAN NATURAL PERSONS AND ACCREDITED INVESTORS TO QUALIFY, YOU MUST INITIAL ONE OF THE FOLLOWING:

I AM AN ENTITY THAT IS:

_______	A person or company that is wholly-owned by any combination of the persons described above

The foregoing statements are true and accurate to the best of my information and belief and I will promptly notify the Issuer of any changes in the foregoing answers.

ACCREDITED INVESTOR QUESTIONNAIRE.

THIS QUESTIONNAIRE MUST BE COMPLETED BY ANY CANADIAN SELLING SHAREHOLDERS WHO DOES NOT QUALIFY UNDER THE ABOVE QUESTIONNAIRE AND DELIVERED TO THE ISSUER IN ORDER FOR YOU TO BE CONSIDERED AS A PROSPECTIVE PURCHASER OF SECURITIES OF THE ISSUER

Accredited Investors. Check if applicable:

The Subscriber satisfies one or more of the categories of “accredited investor” (as that term is defined in NI 45-106) indicated below (please check the appropriate box):

☐	(a) a Canadian financial institution as defined in National Instrument 14-101, or an authorized foreign bank listed in Schedule III of the Bank Act (Canada);
☐	(b) the Business Development Bank of Canada incorporated under the Business Development Bank Act (Canada);
☐

(c) a subsidiary of any person referred to in any of the foregoing categories, if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary;

☐

(d) an individual registered or formerly registered under securities legislation in a jurisdiction of Canada, as a representative of a person or company registered under securities legislation in a jurisdiction of Canada, as an adviser or dealer, other than a limited market dealer registered under the Securities Act (Ontario) or the Securities Act (Newfoundland);

☐	(e) an individual registered or formerly registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (d);
☐	(f) the government of Canada or a province, or any crown corporation or agency of the government of Canada or a province;
☐	(g) a municipality, public board or commission in Canada and a metropolitan community, school board, the Comite de gestion de la taxe scholaire de l’ile de Montreal or an intermunicipal management board in Québec;

☐	(h) a national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency thereof;
☐	(i) a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a jurisdiction of Canada;
☐

(j) an individual who either alone or with a spouse beneficially owns, directly or indirectly, financial assets (as defined in NI 45-106) having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds CDN$1,000,000;

☐

(k) an individual whose net income before taxes exceeded CDN$200,000 in each of the two more recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of those years and who, in either case, reasonably expects to exceed that net income level in the current calendar year;

☐	(l) an individual who, either alone or with a spouse, has net assets of at least CDN $5,000,000;
☐	(m) a person, other than a person or investment fund, that had net assets of at least CDN$5,000,000 as reflected on its most recently prepared financial statements;
☐

(n) an investment fund that distributes it securities only to persons that are accredited investors at the time of distribution, a person that acquires or acquired a minimum of CDN$150,000 of value in securities, or a person that acquires or acquired securities under Sections 2.18 or 2.19 of NI 45-106;

☐

(o) an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt;

☐

(p) a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be;

☐

(q) a person acting on behalf of a fully managed account managed by that person, if that person (i) is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction, and (ii) in Ontario, is purchasing a security that is not a security of an investment fund;

☐

(r) a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility advisor or an advisor registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded;

☐	(s) an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) in form and function;
☐	(t) a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law are persons or companies that are accredited investors.
☐	(u) an investment funds that is advised by a person registered as an advisor or a person that is exempt from registration as an advisor; or

☐

(v) a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as (i) an accredited investor, or (ii) an exempt purchaser in Alberta or British Columbia after this instrument comes into force.

The Subscriber acknowledges and agrees that the Subscriber may be required by the Company to provide such additional documentation as may be reasonably required by the Company and its legal counsel in determining the Subscriber’s eligibility to acquire the Shares under relevant Legislation.

IN WITNESS WHEREOF, I have executed this Certificate of Non-U.S. Shareholder.

Date:	, 2006

Signature

Print Name

Title (if applicable)

Address

SCHEDULE 3

TO THE SHARE EXCHANGE AGREEMENT

AMONG INTEGRATED BRAND SOLUTIONS INC., UPSTREAM BIOSCIENCES INC., THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT AND STEVE BAJIC

Directors and Officers of Upstream

Joel Bellenson Director, Secretary, Treasurer
Dexster L. Smith Director, President

 SCHEDULE 4

TO THE SHARE EXCHANGE AGREEMENT

AMONG INTEGRATED BRAND SOLUTIONS INC., UPSTREAM BIOSCIENCES INC., THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT AND STEVE BAJIC

Directors and Officers of IBS

Sole Director: Steve Bajic

Sole Officer: Steve Bajic (President, Secretary and Treasurer)

SCHEDULE 5

TO THE SHARE EXCHANGE AGREEMENT

AMONG INTEGRATED BRAND SOLUTIONS INC., UPSTREAM BIOSCIENCES INC., THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT AND STEVE BAJIC

Leases, Subleases, Claims, Capital Expenditures, Taxes and Other Property Interests

Leases and Subleases:

Claims:

Capital Expenditures:

Taxes:

Property Interests:

SCHEDULE 6

TO THE SHARE EXCHANGE AGREEMENT

AMONG INTEGRATED BRAND SOLUTIONS INC., UPSTREAM BIOSCIENCES INC., THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT AND STEVE BAJIC

Upstream Intellectual Property

 SCHEDULE 7

TO THE SHARE EXCHANGE AGREEMENT

AMONG INTEGRATED BRAND SOLUTIONS INC., UPSTREAM BIOSCIENCES INC., THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT AND STEVE BAJIC

Upstream Material Contracts

SCHEDULE 8

TO THE SHARE EXCHANGE AGREEMENT

AMONG INTEGRATED BRAND SOLUTIONS INC., UPSTREAM BIOSCIENCES INC., THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT AND STEVE BAJIC

Employees and Consultants of Upstream

SCHEDULE 9

TO THE SHARE EXCHANGE AGREEMENT

AMONG INTEGRATED BRAND SOLUTIONS INC., UPSTREAM BIOSCIENCES INC., THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT AND STEVE BAJIC

Joel Lloyd Bellenson Employment Contract

SCHEDULE 10

TO THE SHARE EXCHANGE AGREEMENT

AMONG INTEGRATED BRAND SOLUTIONS INC., UPSTREAM BIOSCIENCES INC., THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT AND STEVE BAJIC

Dexster Smith Employment Contract

SCHEDULE 11

TO THE SHARE EXCHANGE AGREEMENT

AMONG INTEGRATED BRAND SOLUTIONS INC., UPSTREAM BIOSCIENCES INC., THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT AND STEVE BAJIC

IBS Bank Account Information

Bank of Montreal: U.S.$ Business Current Account # 0004 4657-097 at 595 Burrard Street, Vancouver, British Columbia, Canada V7X 1L7

SCHEDULE 12

TO THE SHARE EXCHANGE AGREEMENT

AMONG INTEGRATED BRAND SOLUTIONS INC., UPSTREAM BIOSCIENCES INC., THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT AND STEVE BAJIC

Transfer Agreement: 6,000,000 shares of IBS

SCHEDULE 13

TO THE SHARE EXCHANGE AGREEMENT

AMONG INTEGRATED BRAND SOLUTIONS INC., UPSTREAM BIOSCIENCES INC., THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT AND STEVE BAJIC

Assignment Agreement

SCHEDULE 14

TO THE SHARE EXCHANGE AGREEMENT

AMONG INTEGRATED BRAND SOLUTIONS INC., UPSTREAM BIOSCIENCES INC., THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT AND STEVE BAJIC

Convertible Debenture

SCHEDULE 15

TO THE SHARE EXCHANGE AGREEMENT

AMONG INTEGRATED BRAND SOLUTIONS INC., UPSTREAM BIOSCIENCES INC., THE SELLING SHAREHOLDERS AS SET OUT IN THE SHARE EXCHANGE AGREEMENT AND STEVE BAJIC

IBS Undisclosed Liabilities

Shareholder Loans as of January 31, 2006 - $67,899.34

Accounts Payable as of January 31, 2006 - $13,872.79

Such amounts do not include legal fees for the month of January 2006, nor approximately $1,200 for accounting fees incurred in connection with the quarterly report on Form 10-QSB of IBS for the quarterly period ended December 31, 2005.